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                                                                 EXHIBIT (99)(C)
                                                                [CONFORMED COPY]
                              EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT, made and entered into as of this 18th day of June, 1995 by and between First Union Corporation (the "Company"), a North Carolina corporation, and Anthony P. Terracciano ("Mr. Terracciano"); In consideration of the mutual covenants herein contained, the parties hereby agree as follows:
                            ARTICLE I -- EMPLOYMENT
     The Company hereby agrees to employ Mr. Terracciano, and Mr. Terracciano hereby agrees to be employed by the Company upon the terms and conditions set forth in this Agreement.
                        ARTICLE II -- TERM OF EMPLOYMENT
     The term of Mr. Terracciano's employment shall commence immediately upon consummation of the merger between First Fidelity Bancorporation ("FFB") and a wholly-owned subsidiary of the Company (the "Merger") and, subject to the provisions of Article V, shall terminate on the expiration of five years next following said date unless extended by mutual agreement (the "Period of Employment").
           ARTICLE III -- COMPENSATION AND REIMBURSEMENT OF EXPENSES
     Section 3.1 COMPENSATION. For all services rendered by Mr. Terracciano in any capacity under this Agreement, the Company shall pay him during the Period of Employment as compensation (i) an annual salary of not less than
$1,000,000.00 and (ii) such bonus, if any, as may be awarded to him by the Board of Directors of the Company or by a Committee designated by the Board. The total amount of Mr. Terracciano's annual salary and cash bonus shall in no event be less than $2,000,000.00 per year. Such salary shall be payable in accordance with the Company's customary payroll practices, and any such bonus shall be payable in the manner specified by the Board of Directors of the Company or by a Committee designated by the Board. An award to Mr. Terracciano under any of Company's management incentive plans shall be considered to be a bonus for the purposes of this Section.
     Section 3.2 REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse Mr. Terracciano for all reasonable travel and other expenses incurred by him in performing his obligations under this Agreement. Such expenses shall be appropriately submitted and approved in accordance with the Company's policies.
                     ARTICLE IV -- OTHER EMPLOYEE BENEFITS
     Section 4.1 VACATION AND SICK LEAVE. Mr. Terracciano shall be entitled to the same paid annual vacation periods and sick leave during the Period of Employment as the most senior executives of the Company.
     Section 4.2 EMPLOYEE BENEFIT PLANS OR ARRANGEMENTS. In addition to the cash compensation provided for in Article III hereof, Mr. Terracciano, shall be entitled to participate in all employee benefit plans (and fringe benefits and perquisite programs appropriate for the Company President) of the Company during the Period of Employment, as presently in effect or as they may be modified or added to by the Company from time to time, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, provided that retirement benefits and disability benefits pursuant to such plans would not be payable until the Period of Employment has expired, except that death benefits under such plans shall be payable in accordance with the terms thereof should
Mr. Terracciano die during the Period of Employment.
     Section 4.3 COMPANY'S EXECUTIVE COMPENSATION PLANS. In addition to the cash compensation provided for in Article III hereof and the employee benefits of the Company provided for in Section 4.2 of this Article, Mr. Terracciano, subject to the provisions of this Agreement, shall be entitled to participate in executive compensation plans of the Company during the Period of Employment, as presently in effect or as they may be modified or added to by the Company from time to time, including without limitation, management incentive plans and deferred compensation plans. However, participation in any of
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the Company's stock compensation plans shall be at the sole discretion of the
Company's Board of Directors or an appropriate Committee thereof provided that the Chief Executive Officer of the Company shall recommend to the Board or Committee that Mr. Terracciano receive awards at a level appropriate for the Company President.
     Section 4.4 PRIOR SERVICE. For all purposes under this Agreement, Mr. Terracciano's service and compensation with FFB shall be treated as service and compensation with the Company except to the extent that such treatment would be impermissible under applicable law.
        ARTICLE V -- TERMINATION BENEFITS; RETIREMENT AND DEATH BENEFITS
     Section 5.1 TERMINATION OF PERIOD OF EMPLOYMENT. If Mr. Terracciano's employment is terminated by the Company prior to expiration of the Period of Employment or if Mr. Terracciano shall (i) elect in his sole discretion to terminate his employment with the Company at any time or (ii) die, become disabled or retire prior to expiration of the Period of Employment, the Company shall thereafter pay Mr. Terracciano, or in the event of his death, either the beneficiary previously designated by him in writing to the Company or his estate, at an annual rate of $2,000,000.00, payable in the manner provided in
Article III above for the payment of Mr. Terracciano's salary, for any unexpired portion of the Period of Employment, and after any such unexpired portion shall have elapsed the Company shall thereafter guarantee the annual retirement income set forth in Section 5.2 below.
     Section 5.2 RETIREMENT. Upon the expiration of the Period of Employment, the Company shall thereafter and for the life of the second to die of Mr. Terracciano and his current spouse, Rita Terracciano ("Spouse"), guarantee Mr. Terracciano or such Spouse, as applicable, an annual retirement income of $1,200,000.00. The monthly amount of this benefit ("Monthly Benefit") will be calculated as the difference between $100,000.00 and the sum of (i) the monthly Social Security primary insurance amount to which Mr. Terracciano and such
Spouse would be entitled at the later of age 62 or Mr. Terracciano's and such Spouse's age on the date of Mr. Terracciano's retirement, (ii) the monthly amount of any non-qualified retirement benefit payable to Mr. Terracciano and, if applicable, to such Spouse, assumed by the Company through the Merger or payable by the Company, (iii) the monthly amount of the qualified pension benefit to which Mr. Terracciano and, if applicable, such Spouse are entitled under the Company's Pension Plan and (iv) the monthly amount of any qualified or non-qualified retirement benefit payable to Mr. Terracciano and, if applicable, such Spouse from any predecessor employer other than FFB. For purposes of determining the Monthly Benefit, the benefits described in (ii), (iii) and (iv) shall be stated in the form of a single life annuity commencing on the date upon which Mr. Terracciano or his Spouse, as applicable, is first entitled to receive the retirement benefits described in this Section 5.2, regardless of whether Mr. Terracciano or such Spouse, as applicable, elects to receive such benefits in such form. In the event of a written request made by Mr. Terracciano prior to the beginning of the calendar year preceding the calendar year in which the benefits under this Section would otherwise commence, in the sole discretion of the Company's Board of Directors or an appropriate Committee thereof, such benefits may be paid in a lump sum distribution. Such a lump sum shall be the actuarial equivalent present value, determined as of the date the Monthly
Benefit is scheduled to commence, of the Monthly Benefit payable as a monthly annuity until the date of death of the last to die of Mr. Terracciano and
Spouse, with annuity payments guaranteed until both Mr. Terracciano and Spouse attain age 80. For purposes of this lump sum calculation, the discount rate shall be seven percent and mortality (after age 80) determined under the 1996 Group Annuity Mortality Table. In the event Spouse remarries following Mr. Terracciano's death, Spouse shall receive no remaining payments under this
Section 5.2 and all such remaining payments shall be divided equally among the surviving children of Mr. Terracciano.
     Section 5.3 DEATH BENEFITS. Upon the death of Mr. Terracciano the Company agrees to pay to Mr. Terracciano's designated beneficiary or his estate a death benefit in the amount of $3,000,000.00, within 180 days after Mr. Terracciano's death, such amount to be offset by any other death benefits (other than life insurance benefits or such benefits payable pursuant to the provisions of
Section 5.1(ii) hereof) payable to Mr. Terracciano's estate or beneficiaries by the Company or any predecessor employer of Mr. Terracciano.
                ARTICLE VI -- INCOME AND EXCISE TAX WITHHOLDING
     The Company shall have the right to effect income and/or excise tax withholding on any payments made under or pursuant to this Agreement to the extent required under applicable law. In the event that any excise taxes
("Excise Taxes") that may be imposed by Section 4999 of the Internal Revenue
Code (the "Code") become payable by Mr. Terracciano due to any of the payments to Mr. Terracciano set forth above or from any other plan, agreement or arrangement of the Company, FFB or their affiliates for any reason, the Company will pay to Mr. Terracciano an additional amount ("Gross-up Payment")
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at least 60 days prior to the due date for payment of such Excise Taxes in an amount such that after payment by Mr. Terracciano of all taxes (including, without limitation, all income and employment tax and Excise Tax and treating as a tax the disallowance of any deduction of Mr. Terracciano by virtue of the inclusion of the Gross- up Payment in his adjusted gross income), and interest and penalties with respect to such taxes, imposed upon the Gross-up Payment, Mr. Terracciano retains an amount of the Gross-up Payment equal to the Excise Taxes. The Company shall notify Mr. Terracciano of its determination of the amount of such payments subject to the Excise Tax (which determination shall be made by a "big six" accounting firm acceptable to Mr. Terracciano if he so requests) and shall provide Mr. Terracciano with a receipt for the Excise Tax paid. Mr. Terracciano shall report the amount indicated in the Company's notice as the amount subject to the Excise Tax on his Federal income tax return.
     For purposes of determining the amount of the Gross-up Payment, Mr. Terracciano shall initially be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year for which the Gross-up Payment is to be made and any applicable state income taxes at the highest marginal rate of taxation for such calendar year, net of the reduction in federal income taxes at such highest marginal rate which could be obtained from deduction of such state income taxes. Such amounts shall be recalculated based on the actual marginal tax rates of Mr. Terracciano (as certified by Mr. Terracciano's accountants) at the time he files his return for the calendar year in which such Gross-up Payments are made. If Mr. Terracciano's actual marginal tax rates are less than the highest marginal tax rates used in calculating the additional amounts paid by the Company, Mr. Terracciano shall refund to the Company, on or before June 1 of the calendar year following the year of the Gross-up Payment, the excess of the amount paid over the amount that would have been paid by the Company had the actual marginal tax rates been used.
     If, for any reason, the Internal Revenue Service or any other taxing authority proposes an adjustment to the amount of Excise Tax due with respect to any payments or with respect to any additional amounts received by Mr. Terracciano pursuant to this Agreement, Mr. Terracciano will notify the Company immediately of such proposed adjustment and shall give the Company the right to contest such proposed adjustment on his behalf; provided, however, that Mr. Terracciano may pay such claim if the Company does not take any action prior to the time such payment is due. The Company shall bear and pay directly all costs related to or associated with any contest and shall have complete control over such contest as it relates to the Excise Tax, including whether such contest shall be by the way of resisting payment of the Excise Tax, not paying the
Excise Tax except under protest, or making payment of the Excise Tax and claiming a refund thereof. The Company shall (a) pay to Mr. Terracciano an amount equal to the Excise Tax paid to the Internal Revenue Service by Mr. Terracciano as a result of the outcome of any contest, including any penalties or interest thereon, and (b) a Gross-up Payment computed in the same manner and subject to the same adjustments as other Gross-up Payments previously described above.
     In the event that the amount of any additional payments made pursuant to this Article VI exceeds the amount subsequently determined to have been due, the excess additional amounts made shall constitute a loan by the Company to Mr. Terracciano payable within 30 days after receipt by Mr. Terracciano of the refund from the Internal Revenue Service together with any interest received thereon.
     To the extent, if any, amounts withheld by the Company relating to any payments under this Agreement are determined to be less than the amounts required to be withheld by applicable law, Mr. Terracciano agrees to reimburse the Company for any such additional amounts paid by the Company that were not so withheld and which result in credits to Mr. Terracciano's account by the appropriate tax authorities.
     The Company's obligation to make such additional payments pursuant to this Agreement shall continue until the statute of limitations (including any extensions thereof) applicable to Mr. Terracciano's receipt of any payment has expired.
     For purposes of this Article VI any reference to Mr. Terracciano shall be deemed to include his Spouse with respect to payments made to such Spouse after Mr. Terracciano's death and shall also be deemed to include Mr. Terracciano's estate and/or beneficiaries with respect to payments or adjustments provided for in the four immediately preceding paragraphs, as applicable.
                 ARTICLE VII -- TERMINATION OF PRIOR AGREEMENTS
     This Agreement contains the entire understanding between the parties hereto relating to the employment of Mr. Terracciano by the Company and describes the coordination of prior, existing and future compensation, retirement and death benefits payable to Mr. Terracciano and his Spouse by the Company or any predecessor or other employer and supersedes any and all prior employment agreements or obligations of FFB or any of its affiliates or predecessors to Mr. Terracciano.
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            ARTICLE VIII -- CONSOLIDATION, MERGER OR SALE OF ASSETS
     Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, or transfer of assets and assumptions, the term "Company" as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect.
                        ARTICLE IX -- GENERAL PROVISIONS
     Section 9.1 NONASSIGNABILITY. Neither this Agreement nor any right or interest hereunder shall be assignable by Mr. Terracciano, his beneficiaries, or legal representatives without the Company's prior written consent; provided, however, that nothing shall preclude (i) Mr. Terracciano from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of Mr. Terracciano or his estate from assigning any rights hereunder to the person or persons entitled thereunto.
     Section 9.2 BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of Mr. Terracciano and the Company and their respective successors and permitted assigns.
     Section 9.3 AMENDMENT OR MODIFICATION OF AGREEMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. In the event the staff of the Securities and Exchange Commission advises the Company that any provision of this Agreement will preclude the Merger from being accounted for as a pooling of interests, such provision will be modified to the extent necessary to remove such objection.
     Section 9.4 SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
     Section 9.5 INSURANCE. Company at its discretion, may apply for and procure in its own name and for its own benefit, life insurance on Mr. Terracciano and his Spouse in any amount or amounts considered advisable, and Mr. Terracciano and his Spouse shall have no right, title or interest therein, and further, Mr. Terracciano agrees to submit, and to request his Spouse to submit, to any medical or other examination and to execute and deliver any applications or other instruments in writing, reasonably necessary to effectuate such insurance.
     Section 9.6 COMPETITION. Prior to expiration of five years from the effective date of Mr. Terracciano's employment pursuant to Article II hereof,
Mr. Terracciano will not become an employee, in the counties of the states where FFB or any of its bank subsidiaries has a branch office on the date of this Agreement as set forth on Exhibit A, of any bank, savings and loan association, savings bank, whether federally or state or a subsidiary thereof. Mr.
Terracciano expressly acknowledges the reasonableness of such restrictions and such geographic area. Further, Mr. Terracciano will not enter into or become interested in such an organization on his own account, except that he may acquire equity interests of not more than 5% of any such organization from time to time as an investment.
     Section 9.7 NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Secretary) or twenty-four (24) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as registered or certified mail -- addressed, in the case of Mr. Terracciano, to him at his residential address, and in the case of Company, to its corporate headquarters, attention of the Secretary, or to such other address as Mr. Terracciano or Company may designate in writing at any time or from time to time to the other party. In lieu of notice by deposit in the U.S. mail, a party may give notice by telegram or telex.
     Section 9.8 REIMBURSEMENT OF LEGAL EXPENSES. If any contest or dispute shall arise under this Agreement involving termination of Mr. Terracciano's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Mr. Terracciano (or his Spouse, beneficiary or estate, as the case may
be) for all legal fees and expenses reasonably incurred by Mr. Terracciano (or his Spouse, beneficiary or estate) in connection with such contest or dispute (regardless of the result thereof) within thirty (30) days following receipt of a statement for such fees and expenses. Interest shall be added to any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code.
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                          ARTICLE X -- APPLICABLE LAW
     This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal be affixed hereunto by its officers thereunto duly authorized, and Mr. Terracciano has signed this Agreement under seal, all as of the date and year first above written.
                                         FIRST UNION CORPORATION
                                         BY: /S/     EDWARD E. CRUTCHFIELD
                                         Attest:
                                         /s/          ROBERT T. ATWOOD
                                         Asst. Secretary
                                         (CORPORATE SEAL)
                                         /S/     ANTHONY P. TERRACIANO    (SEAL)
                                         ANTHONY P. TERRACCIANO
                                         WITNESSED
                                         BY: /S/       ROBERT T. ATWOOD
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                                                                       EXHIBIT A
            LIST OF COUNTIES WHERE A BRANCH OFFICE OF FIRST FIDELITY BANCORPORATION'S BANK SUBSIDIARIES IS LOCATED ON JUNE 18, 1995

 COUNTY                                      STATE
Fairfield                                      CT
Hartford                                       CT
New Haven                                      CT
New London                                     CT
New Castle                                     DE
Anne Arundel                                   MD
Baltimore                                      MD
Carroll                                        MD
Cecil                                          MD
Hartford                                       MD
Howard                                         MD
Montgomery                                     MD
Prince Georges                                 MD
Atlantic                                       NJ
Bergen                                         NJ
Burlington                                     NJ
Camden                                         NJ
Cape May                                       NJ
Essex                                          NJ
Gloucester                                     NJ
Hudson                                         NJ
Hunterdon                                      NJ
Mercer                                         NJ
Middlesex                                      NJ
Monmouth                                       NJ
Morris                                         NJ
Ocean                                          NJ
Passaic                                        NJ
Salem                                          NJ
Somerset                                       NJ
Sussex                                         NJ
Union                                          NJ
Warren                                         NJ
Bronx                                          NY
Dutchess                                       NY

                                                   (CONTINUED ON FOLLOWING PAGE)
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                                                                       EXHIBIT A
                                                                       CONTINUED
            LIST OF COUNTIES WHERE A BRANCH OFFICE OF FIRST FIDELITY BANCORPORATION'S BANK SUBSIDIARIES IS LOCATED ON JUNE 18, 1995

Orange                                         NY
Putnam                                         NY
Rockland                                       NY
Ulster                                         NY
Westchester                                    NY
Bucks                                          PA
Carbon                                         PA
Chester                                        PA
Delaware                                       PA
Lackawanna                                     PA
Lehigh                                         PA
Luzerne                                        PA
Monroe                                         PA
Montgomery                                     PA
Northampton                                    PA
Philadelphia                                   PA
Pike                                           PA
Wayne                                          PA

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